EXHIBIT 10.4

SEARS HOLDINGS CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

2007 Executive Long-Term Incentive Program

DATE

NAME

TITLE

By action of Sears Holdings Corporation (the “Company”) under the Sears Holdings Corporation 2007 Executive Long-Term Incentive Program (“LTIP”) and the Sears Holdings Corporation 2006 Stock Plan (the “Stock Plan”), you have been awarded restricted shares of Company stock, as detailed below. These shares have restrictions attached to them. You are restricted from selling these shares until the vesting dates have occurred. Once you are a holder of restricted shares, you are entitled to voting rights on the shares, subject to the limits described below. (You will not be a holder of the restricted shares awarded to you under the LTIP unless or until the stockholders approve the First Amendment to the Sears Holdings Corporation Umbrella Incentive Program (“UIP”), under which the LTIP is established.) Additionally, in the event that the Company were to declare a dividend, you would also be entitled to dividend rights on the shares, subject to the limits described below.

Date of Grant	Grant Value	Grant Price	Restricted Shares Granted (1)	Vesting Dates
	$	$		See Below

(1)	Rounded down to nearest whole share

Vesting Dates

Restricted shares will vest based on when the performance goal of the LTIP is achieved. Your shares will be forfeited if you leave the company before the vesting dates, subject to the termination-related exceptions described below.

Performance Goal is achieved during fiscal years 2007, 2008, or 2009

If the market value of the restricted shares granted, based on the closing share price on the last business day of fiscal year 2009, is greater than the grant value stated above, a portion of the total restricted shares granted equal to the grant value divided by the closing share price on the last business day of fiscal year 2009, rounded down to the nearest whole share, will vest within two and one-half months after fiscal year end 2009 (i.e., the “2009 initial payment date”); provided that you are actively employed on the 2009 initial payment date. Remaining restricted shares will vest in two equal installments on the subsequent payment dates following the 2010 and 2011 fiscal years, respectively (i.e., two and one half months after the close of the fiscal year), if you are actively employed on such payment dates. Notwithstanding the forgoing, if you meet one of the termination-related exceptions after the 2009 initial payment date, you will be paid your remaining restricted shares as soon as administratively feasible after such termination date.

If the market value of the restricted shares granted, based on the closing share price on the last business day of fiscal year 2009, is less than or equal to your grant value stated above, all restricted shares will vest within two and one half months after the fiscal year end 2009; provided you are actively employed on such payment date.

Performance Goal is achieved during fiscal year 2010,

but not in fiscal years 2007, 2008, or 2009

Upon determination that the performance goal was not achieved in fiscal years 2007, 2008, or 2009, one half of the restricted shares granted will forfeit effective as of the last day of fiscal year 2009. The remaining restricted shares may vest as described below.

If the market value of the remaining restricted shares, based on the closing share price on the last business day of fiscal year 2010, is greater than the grant value stated above, a portion of the total restricted shares granted equal to the grant value divided by the closing share price on the last business day of fiscal year 2010, rounded down to the nearest whole share, will vest within two and one-half months after fiscal year end 2010 (i.e., the “2010 initial payment date”); provided that you are actively employed on the 2010 initial payment date. Any remaining shares will vest on the subsequent payment date following the 2011 fiscal year (i.e., two and one half months after the close of the fiscal year) if you are actively employed on such payment date. Notwithstanding the forgoing, if you meet one of the termination-related exceptions after the 2010 initial payment date, you will be paid your remaining restricted shares as soon as administratively feasible after such termination date.

If the market value of remaining restricted shares, based on the closing share price on the last business day of fiscal year 2010, is less than or equal to your grant value stated above, all restricted shares will vest within two and one half months after the fiscal year end 2010; provided you are actively employed on such payment date.

Termination of Employment

In the event that you voluntarily terminate your employment with the Company (other than for retirement or good reason) or if you are involuntarily terminated with cause or due to poor performance, you will forfeit any outstanding restricted shares, in accordance with the LTIP. If, after the applicable initial payment date (i.e., the 2009 or 2010 initial payment date) and before a subsequent payment date with respect to any remaining shares, you terminate your employment due to (a) retirement, (b) death, (c) disability, (d) a voluntary termination for good reason or (e) an involuntary termination for job elimination and without cause, in accordance with the LTIP, you will be deemed to be vested in the remaining unvested shares, and the shares will be paid to you as soon as administratively feasible after such termination date.

Tax and Ownership Rights

At the time you vest in any of your restricted shares, the value of the vested shares is taxable as wages. The Company will require you to pay withholding taxes due at the time your shares vest, which taxes will be payable in cash, or at the Compensation Committee’s option may be payable in shares equal to the taxes due at the time the shares vest. The attached prospectus provides more tax information, as well as an overview of your restricted grant.

Restricted shares may not be sold, transferred, pledged or otherwise assigned and shall, except to the extent exchangeable for unrestricted common shares of the Company as hereinafter provided, be automatically canceled upon termination of your employment with the Company and its wholly-owned subsidiaries unless you meet one of the termination-related exceptions described above.

Your restricted shares shall be exchangeable for unrestricted common shares of the Company on the vesting date.

No physical certificates for your restricted shares will be issued to you. Instead, your restricted shares will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company. As a holder of restricted shares, you are otherwise entitled to all the rights (including voting and dividend rights) of a holder of an equivalent number of unrestricted common shares of the Company, subject to the terms of the Stock Plan and this Agreement. Specifically, you are entitled to voting rights on the restricted shares and, in the event that the Company were to declare a dividend, you are entitled to receive dividends paid with respect to the restricted shares. You will not be entitled to voting or dividend rights with respect to record dates occurring before the date the restricted shares were issued to you (following stockholder approval of the First Amendment to the UIP) nor with respect to record dates occurring on or after the date, if any, on which you forfeit the restricted shares.

Under existing laws and regulations, in general, the fair market value of the shares granted hereunder on the date such shares become exchangeable for unrestricted common shares of the Company will be subject to federal income tax at ordinary rates and to social security tax and their respective withholding requirements, and may be subject to state and local taxes and withholding requirements. If the Company withholds shares equal to any required withholding from the shares that will become exchangeable for unrestricted common shares of the Company, such shares shall be valued at their fair market value on the date such shares become exchangeable for unrestricted common shares of the Company. The fair market value of common shares of the Company on any date shall be the reported closing price on that date for such shares on the principal securities exchange or market on which the shares are then listed or admitted to trading or, if the Company’s common shares are not traded on that date, on the next preceding date on which Stock was traded.

If you are an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, any shares withheld to satisfy such tax withholding requirements may be subject to certain restrictions and reporting requirements.

This award is subject to all of the terms and conditions of the LTIP and Stock Plan, and it is subject to adjustment as provided in the LTIP and Stock Plan.

Sears Holdings Corporation

/s/ Robert D. Luse
Robert D. Luse
SVP, Human Resources